USE BLACK INK ONLY DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of corporation:

Asia Travel Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE I. NAME The name of the Corporation shall be: SQUARE CHAIN CORPORATION

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:     3,555,570,020

4. Effective date and time of filing: (optional)	Date:	03/08/2018	Time:	11:31 am
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After

This form must be accompanied by appropriate fees.	Revised: 1-5-15